Exhibit 10.10
Certain immaterial portions of this agreement identified with an [*] have been excluded from the exhibit pursuant to Item 601(b)(10)(iv) of Regulation S-K because public disclosure of such portions would likely cause competitive harm to the registrant.

THIRD AMENDMENT TO
AGREEMENT FOR PURCHASE AND SALE OF REAL PROPERTY
This Third Amendment to Agreement for Purchase and Sale of Real Property (this “Amendment”) is made and entered into as of this 15th day of August, 2023 (the “Effective Date”), by and between BIG Portfolio Owner LLC, BIG SATX Owner LLC, BIG DETX Owner LLC, BIG AVCA Owner LLC, and BIG FBTX Owner LLC, each a Delaware limited liability company (“Buyer”), and Big Lots Stores, LLC, an Ohio limited liability company (“BLS SELLER”), Big Lots Stores – PNS, LLC, a California limited liability company (“PNS SELLER”), Big Lots Stores – CSR, LLC, an Ohio limited liability company (“Big Lots CSR”), and AVDC, LLC, an Ohio limited liability company (“AVDC SELLER”; AVDC Seller, BLS Seller, PNS Seller, and Big Lots CSR, collectively, “Seller”).
WITNESSETH:
WHEREAS, Buyer and Seller are parties to that certain Agreement for Purchase and Sale of Real Property dated as of June 30, 2023 (the “Original Purchase Agreement”), as amended by that certain First Amendment to Agreement for Purchase and Sale of Real Property dated as of July 31, 2023 (the “First Amendment”), as amended by that certain Second Amendment to Agreement for Purchase and Sale of Real Property dated as of August 4, 2023 (the “Second Amendment”) (the Original Purchase Agreement as amended by the First Amendment and the Second Amendment, and as may have been or may be further amended, restated, supplemented, and otherwise modified from time to time, the “Purchase Agreement”), wherein Buyer agreed to purchase the Property (as defined in the Purchase Agreement) subject to the terms and conditions therein;
WHEREAS, Buyer and Seller desire to amend the Purchase Agreement as more particularly set forth herein.
NOW, THEREFORE, for and in consideration of the mutual covenants and conditions contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1.Incorporation and Definitions. The recitals, schedules, and exhibits of this Amendment are incorporated herein by this reference. Initial capitalized terms used but not defined in this Amendment shall have the meanings ascribed to such terms in the Purchase Agreement.
2.Amendments.
(a)The Post-Closing Matters Agreement attached as Exhibit J of the Purchase Agreement is hereby deleted in its entirety and replaced by the Post-Closing Matters Agreement attached hereto as Schedule I.
(b)The parties hereto acknowledge and agree that a certain Notice of Pendency of Administrative Proceedings recorded as of May 10, 2021, as Instrument No. 2021-0214682 in the Official Records of San Bernadino County, California, and the proceedings and violations related thereto (the “Fontana Administrative Proceedings”), are not

Permitted Exceptions, and Seller shall, at Seller’s sole cost and expense and as a condition precedent to Closing, complete all required repairs and take all actions necessary for the resolution, dismissal, and release in full of the Fontana Administrative Proceedings (including, without limitation, any required reinspection thereof).
(c)Seller hereby represents and warrants that the required local inspection with respect to that certain Property commonly known as 23351 Eureka Road, Taylor, MI has occurred, and the report of required repairs resulting from such inspection is attached hereto as Schedule II (collectively, the “Taylor Repairs”). The parties hereto acknowledge and agree that the completion in full of Taylor Repairs, together with a reinspection evidencing no further repairs or actions are required under applicable laws and ordinances, shall be a condition precedent under Section 13 of the Purchase Agreement, and such Taylor Repairs shall be at Seller’s sole cost and expense.
(d)The parties hereto acknowledge and agree that Buyer has exercised its exclusion rights pursuant to Section 6(d) of the Purchase Agreement as to the following two properties: (1) 3140 Cerrillos Rd, Santa Fe, NM, and (2) 825 Cleveland St, Elyria, OH (collectively, the “Excluded Properties”). The Purchase Agreement is hereby amended to delete all references to such Excluded Properties from the Purchase Agreement. In connection therewith:
(i)Schedule 3(c) of the Purchase Agreement is hereby deleted in its entirety and replaced with the Schedule 3(c) attached hereto as Schedule III.
(ii)The definition of “Purchase Price” in the Purchase Agreement is hereby amended and restated in its entirety to read as follows:
“(qq) “Purchase Price” shall mean the [*].”
(iii)The definition of “Earnest Money” in the Purchase Agreement is hereby amended and restated in its entirety to read as follows:
“(q) “Earnest Money” shall mean the [*] (together with all interest accrued thereon).”
(iv)The Purchase Agreement is hereby amended to delete the definitions of “Elyria Property”, “Elyria Ground Lease”, “Elyria Dollar Tree Lease”, and “Big Lots CSR” in their entirety.
(v)Section 5 of the Purchase Agreement is hereby amended to replace the clause, “(g) with respect to the Elyria Property, a deed in the form attached as Exhibit B-7” with the following: “(g) [intentionally omitted]”.

(vi)Section 10 of the Purchase Agreement is hereby amended to replace the clause, “(g) With respect to the Elyria Property, an original deed in the form attached hereto as Exhibit B-7, executed by the applicable Seller Entity and conveying the Elyria Property to Buyer (or its designee or permitted assignee) subject only to the Permitted Exceptions” with the following: “(g) [intentionally omitted]”.
(vii)Section 10(x) of the Purchase Agreement is hereby amended to delete the reference to “the Elyria Ground Lease” in its entirety.
(viii)Section 11(g) of the Purchase Agreement is hereby amended to delete the references to “the Elyria Ground Lease” and “the Elyria Dollar Tree Lease” in their entirety.
(ix)Exhibit A of the Purchase Agreement is hereby amended to delete the two rows corresponding to the Excluded Properties.
(x)Exhibit B-7 of the Purchase Agreement is hereby deleted in its entirety.
(xi)Section 2(e) of the First Amendment is hereby amended to delete the reference to “the Elyria Ground Lease” in its entirety.
(xii)The parties hereto acknowledge and agree that the portion of the Earnest Money attributable to the Excluded Properties is the [*]. The parties hereto hereby jointly direct Title Insurer to immediately refund such sum to Buyer in accordance with wire instructions provided by Buyer.
(xiii)The parties acknowledge and agree that the sharing of costs of the Third Party Reports described in Section 2(c)(v) shall occur as part of the settlement statement at Closing (or, if the Closing does not occur, within ten (10) days after receipt of an invoice therefor).
(e)Seller hereby acknowledges and agrees that, in accordance with Section 30 of the Purchase Agreement, Buyer has directed Seller to transfer the individual Properties to the designees set forth in Schedule IV attached hereto. Notwithstanding anything to the contrary in the Purchase Agreement (including, without limitation, Section 33 therein), the designees set forth in such Schedule IV shall receive the Closing Documents to the respective Properties described in such Schedule IV, and shall be the “Landlord” under the individual Leases for such respective Properties. Buyer’s rights as to such respective Properties shall run to such respective designees.
(f)The parties hereto acknowledge and agree that Seller has received two estoppel certificates relating to 12550 Central Ave, Chino, CA, dated as of July 19, 2023, and August 1, 2023, respectively, wherein the parties thereto assert the existence of a certain Parking Lot Maintenance Agreement dated as of March 2, 1966, and related agreements, and certain breaches and defaults of Seller thereunder (collectively, the “Parking Matters”). Seller and Tenant shall protect, indemnify, defend and hold harmless

Buyer, Landlord (as defined in the Lease for such Property), and Buyer’s and Landlord’s current and future lenders, and each of their respective successors, assigns, and designees (including, without limitation, BIG CHCA Owner LLC), and their respective members, managers, partners, shareholders, officers, directors, agents, attorneys and representatives (collectively, the “Landlord Indemnified Parties”) from and against any and all liabilities, obligations, claims, damages, penalties, causes of action, losses, costs, fees and expenses, including without limitation reasonable counsel fees and court costs, to the maximum extent permitted by all applicable statutes, ordinances, rules, regulations, codes, orders, requirements, directives, binding written interpretations and binding written policies, common law, rulings, and decrees of all local, municipal, state and federal governments, departments, agencies, commissions, boards or political subdivisions (collectively, “Law”), imposed upon, asserted against or suffered or incurred by any Landlord Indemnified Party directly or indirectly by reason of any claim, suit or judgment obtained or brought by or on behalf of any person or persons against any Landlord Indemnified Party, for damage, loss or expense, which arise out of, are occasioned by, or are in any way attributable to or related to the Parking Matters. Seller and Tenant, at their expense, shall contest, resist and defend any such claim, action or proceeding asserted or instituted against any Landlord Indemnified Party (“Landlord Claim”). If at any time a Landlord Indemnified Party shall have received written notice of or shall otherwise be aware of any Landlord Claim which is subject to indemnity under this Section 2(f), such Landlord Indemnified Party shall give reasonably prompt written notice of such Landlord Claim to Seller and Tenant; provided, that, except to the extent Tenant is materially prejudiced in its defense of such Landlord Claim, (I) such Landlord Indemnified Party shall have no liability for a failure to give notice of any Landlord Claim, and (II) the failure of such Landlord Indemnified Party to give such a notice to Seller or Tenant shall not limit the rights of such Landlord Indemnified Party or the obligations of Seller or Tenant with respect to such Landlord Claim. This Section 2(f) shall indefinitely survive the Closing and delivery of the Deeds.
(g)Seller agrees that Seller’s owner’s affidavit with respect to that certain Property commonly known as 1070 W Avenue K STE A, Lancaster, CA, shall include a statement that there are no leases affecting such Property, which shall be in form and substance acceptable for the Title Insurer to delete Exception 13 of that certain title commitment dated as of March 15, 2023, Order No. 00190919-987-OC1-JS9.
3.Ratification and Affirmation of Purchase Agreement. Except as expressly provided herein, the Purchase Agreement shall remain unchanged and in full force and effect; provided, that to the extent this Amendment conflicts with the Purchase Agreement, the provisions of this Amendment shall control. From and after the date hereof, the “Purchase Agreement” shall mean and refer to the Purchase Agreement as amended by this Amendment. The terms of the Purchase Agreement, as modified hereby, are ratified and affirmed by the parties hereto.
4.Counterparts; Electronic Signatures. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of such counterparts shall together constitute but one and the same instrument. Delivery of an executed counterpart of this Amendment by electronic means shall be equally as effective as delivery of a manually executed original counterpart of this Amendment.

5.Successors and Assigns. This Amendment shall be binding upon and shall inure to the benefit of the successors and permitted assigns of the respective parties hereto.
6.Headings. The headings of the various Sections of this Amendment have been inserted only for convenience and shall not be deemed in any manner to modify or limit any of the provisions of this Amendment or be used in any manner in the interpretation of this Amendment.
7.Entire Agreement; Authorization. This Amendment contains the entire agreement between the parties hereto with respect to the subject matter of this Amendment, and supersedes all prior understandings, agreements and representations, if any, with respect to such subject matter. The parties’ respective signatories below have been duly authorized to execute and deliver this Amendment.
[Signatures Follow]

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the Effective Date.

SELLER:

Big Lots Stores, LLC, an Ohio limited liability company

By:	/s/ Jonathan Ramsden
Jonathan Ramsden, Executive Vice President and Chief Financial and Administrative Officer

Big Lots Stores – PNS, LLC, a California limited liability company

By:	/s/ Jonathan Ramsden
Jonathan Ramsden, Executive Vice President and Chief Financial and Administrative Officer

AVDC, LLC, an Ohio limited liability company

By:	/s/ Jonathan Ramsden
Jonathan Ramsden, Executive Vice President and Chief Financial and Administrative Officer

Big Lots Stores – CSR, LLC, an Ohio limited liability company

By:	/s/ Jonathan Ramsden
Jonathan Ramsden, Executive Vice President and Chief Financial and Administrative Officer

BUYER:

BIG Portfolio Owner LLC, a Delaware limited liability company

By:	/s/ Michael Reiter
Name:	Michael Reiter
Title:	Authorized Representative

BIG SATX Owner LLC, a Delaware limited liability company

By:	/s/ Michael Reiter
Name:	Michael Reiter
Title:	Authorized Representative

BIG DETX Owner LLC, a Delaware limited liability company

By:	/s/ Michael Reiter
Name:	Michael Reiter
Title:	Authorized Representative

BIG FBTX Owner LLC, a Delaware limited liability company

By:	/s/ Michael Reiter
Name:	Michael Reiter
Title:	Authorized Representative

BIG AVCA Owner LLC, a Delaware limited liability company

By:	/s/ Michael Reiter
Name:	Michael Reiter
Title:	Authorized Representative

JOINDER BY BIG LOTS, INC.
Big Lots, Inc., an Ohio corporation and the parent of the Seller, hereby joins in the execution of this Amendment to evidence its agreement to be bound by all of the terms and conditions set forth herein and to guaranty the payment and performance of all of the obligations of Seller hereunder.

BIG LOTS, INC., an Ohio corporation

By:	/s/ Jonathan Ramsden
Name:	Jonathan Ramsden
Title:	EVP, CF&AO

ACKNOWLEDGED AND AGREED TO BY:

TITLE INSURER:

Chicago Title Insurance Company

By:	/s/ Rebecca L. Radabaugh
Name:	Rebecca L. Radabaugh
Title:	Assistant Vice President

Schedule I
[See attached]

POST-CLOSING MATTERS AGREEMENT

Schedule II
[*]

Schedule III

[See attached]

SCHEDULE 3(c)

ALLOCATION OF PURCHASE PRICE
[*]

Schedule IV
[*]